This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.

         LMM LLC


         By______/s/ Jennifer Murphy___________________________
                 Jennifer Murphy, Chief Operations Officer

        Legg Mason Opportunity Trust,
         a portfolio of Legg Mason Investment Trust, Inc.


         By_____/s/ Gregory T. Merz____________________________
                Gregory T. Merz, Vice President